Exhibit 10.15

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT as of the 19TH day of February, 2016, by and between FAIRFIELD AVENUE PARKING CORPORATION (“Seller”), a Connecticut corporation, with an address c/o Chapman Properties, 100 Leetsdale Industrial Drive, Leetsdale, PA 15156, and MVP BRIDGEPORT FAIRFIELD GARAGE, LLC (“Buyer”), a Delaware limited liability company, with an address c/o MVP REIT, Inc., 8880 W. Sunset Rd., Suite 240, Las Vegas, Nevada 89148.

WITNESSETH:

WHEREAS, Seller desires to sell and Buyer desires to purchase all of Seller’s right, title and interest in and to that certain real property located at 300/314 Fairfield Avenue, Fairfield County, Bridgeport, Connecticut, more particularly described on Exhibit A attached to this Agreement (such real property, including the improvements thereon, hereinafter called the “Real Property”), together with all and singular the easements, hereditaments and appurtenances thereunto belonging or in any way thereunto appertaining;

NOW, THEREFORE, for and in consideration of the premises, the covenants contained in this Agreement, and other good and valuable consideration, the receipt, sufficiency and adequacy of which are acknowledged by the parties, Seller and Buyer, each intending to be legally bound hereby, covenant and agree as follows:

1. Agreement for Purchase and Sale.

Seller agrees to sell, transfer and convey to Buyer and Buyer agrees to purchase from Seller, subject to and upon the terms and conditions set forth in this Agreement, all of Seller’s right, title and interest in (a) the Real Property, (b) all tangible personal property identified on Exhibit B attached to this Agreement (the “Tangible Personal Property”), (c) any and all leases and use or occupancy licenses pertaining to the Real Property (the “Leases”), and (d) to the extent assignable by Seller, all intangible personal property owned or held in connection with the Real Property or the Tangible Personal Property and used in connection therewith, including, without limitation, warranties, guaranties and, to the extent that to be assumed by Buyer as herein provided, service, utility and maintenance contracts, as-built plans and specifications and licenses and permits (the “Intangible Property” and, collectively with the Real Property, the Leases and the Tangible Personal Property, the “Property”).

2. Purchase Price.

(a) In consideration of Seller’s transfer and conveyance of the Property, Buyer agrees to pay to Seller at or before the Closing (as hereinafter defined) a purchase price (the “Purchase Price”) equal to Seven Million Eight Hundred Thousand Dollars ($7,800,000.00).

(b) Contemporaneously with the execution and delivery of this Agreement, Buyer shall deposit with First American Title Insurance Company, National Commercial Services, 2500 Paseo Verde Parkway, Suite 120, Henderson, Nevada 89074 (the “Title Company”) the sum of One hundred Thousand Dollars ($100,000.00), which sum shall be deposited by Title Company in an interest-bearing escrow account with a federally insured financial institution (said sum, as such sum may be increased from time to time, together with all interest thereon, hereinafter called the “Deposit”). The Deposit, upon receipt by Seller, shall be applied toward the Purchase Price at the Closing (as hereinafter defined) or otherwise applied as provided in this Agreement.

(c) The balance of the Purchase Price shall be paid to Seller through an escrow at the Title Company at the Closing by wire transfer of funds.

3. Title to Property.

(a) At the Closing, Seller shall convey all right, title and interest of Seller in and to the Property, subject only to (i) matters currently appearing of record or apparent from a complete and accurate survey of the Real Property or inspection of the Property or any appurtenances thereto, (ii) Leases now existing or hereafter created, and any amendments thereto, as permitted by the other terms of this Agreement, (iii) matters that may be permitted by the terms of this Agreement or to which Buyer may otherwise consent in writing, (iv) Parking Leases (as hereinafter defined) on terms not materially at variance from those created in the ordinary course of the operation of the Property, and (v) matters hereafter created, other than liens for the payment of money, that do not have any material adverse effect on the value, use or operation of the Property (collectively, the “Permitted Exceptions”); provided that Permitted Exceptions shall not include any mortgages, assessments, judgments and all other liens securing the payment of money (other than, if applicable, real estate taxes and assessments encumbering the Property not due and payable as of the Closing Date (as hereinafter defined) and covenants for liens for assessments and charges payable to a property owners’ association or to other property owners or similar arrangement so long as no such assessments or charges shall be due and payable as of the Closing Date). It is understood that Seller shall not be required to bring or participate in any action or proceeding or otherwise to incur any expense in an effort to render the title to the Property marketable other than for the removal of monetary liens as provided above.

(b) Seller reserves the right from time to time to enter into, amend and terminate any and all Leases related to parking occupancy and retail space, as Seller may reasonably elect in the ordinary course of business. Seller shall promptly provide Buyer with a copy of any such Leases and amendments thereof.

4. Due Diligence Period.

(a) Subject to the limitations set forth in subsection (b) below, Buyer, through its agents, engineers and other representatives, shall have the opportunity, during normal business hours and upon at least two (2) business days’ prior notice, at Buyer’s sole expense, to go upon all portions of the Real Property to inspect, examine, test and survey as reasonably necessary or appropriate (i) to determine the boundaries, condition and extent of the Real Property, its contiguity to other property, and the location of easements, rights of way and other matters affecting the Real Property, (ii) to conduct environmental audits on the Property or any portion thereof and to conduct other investigations of the Property, and (iii) to review and examine the condition of and status of title to the Property, including the Permitted Exceptions.

(b) No later than five business (5) days after the date of this Agreement, Seller shall make available to Buyer for inspection copies of those documents and reports listed on Exhibit C and in Seller’s possession or control relating to the Property.

(c) Buyer shall comply with the following in connection with any activity by or on behalf of Buyer relating to the Property:

(i) Buyer shall coordinate all such inspections through Seller so as to minimize any disruptions to Seller and its business;

(ii) Each person and entity who shall enter the Real Property shall be competent and duly licensed to perform the investigation of the Property to be performed by such person or entity and shall otherwise be subject to the prior approval of Seller;

(iii) Each person and entity who shall enter the Real Property shall first deliver to Seller evidence of public liability and property damage insurance naming such person or entity as insured and Seller as an additional insured, in an amount not less than One Million Dollars ($1,000,000);

(iv) No core sampling, drilling or other type of invasive testing of any portion of the Property (including any land or improvements constituting a portion thereof) shall be permitted unless (A) such activities shall have been reasonably and specifically recommended in a written Phase 1 environmental assessment report delivered to Seller and prepared by an independent environmental assessment organization (whose qualifications and experience shall have been approved by Seller (not to be unreasonably withheld)) based on the investigation of the Property by such organization, and (B) Seller shall have approved the location and extent of any such testing, which consent shall not be unreasonably withheld;

(v) Neither Buyer nor any of its agents, subagents, contractors, subcontractors or other representatives shall take or be authorized to take any actions or fail to take any actions that would violate or otherwise be inconsistent with any of the rights of any tenant or other party with any right or interest in the Property or any portion thereof; and

(vi) Buyer shall comply, and shall cause each person and entity involved in any activity in connection with or as a result of any such investigation to comply, with all Leases and applicable laws, regulations, ordinances, orders and other legal requirements in connection with any activity undertaken with respect to the Property.

(d) It is understood that any approval given by Seller shall be solely for Seller’s own protection, shall not constitute a representation, warranty or other assurance by Seller, and shall not be construed to waive or limit any obligation of Buyer under this Agreement or otherwise.

(e) Within one (1) week of receipt by Buyer, Buyer shall delivery to Seller complete copies of all reports, assessments, recommendations and other documents and information that Buyer may obtain in connection with the Property.

(f) If any activity by any person referred to in this Section shall result in the damage to or disturbance of the Property, Buyer shall immediately restore the same to the condition existing prior to any such activity.

(g) Except as otherwise expressly provided in this subsection, Buyer waives any right to assert against Seller or any its shareholders, partners, members, trustees, beneficiaries, and its and their respective directors, officers, managers, agents and other representatives (collectively, the “Seller-Related Parties”) any and all claims, of whatever kind or nature, whether direct or indirect, contingent or matured, whether at law or in equity, which Buyer or any party related to or affiliated with Buyer may now or hereafter have arising from or related to any matter or thing related to or in connection with the Property or any portion thereof, including claims relating to any construction defects, errors or omissions in the design, condition (including environmental condition) or construction of any portion of the Property; provided that the foregoing shall not limit or impair Buyer’s rights or remedies against Seller (subject to the limitations set forth in this Agreement) with respect to any representations, warranties, covenants or obligations of Seller expressly set forth in this Agreement or in any documents to be delivered by Seller pursuant to the terms of this Agreement. Buyer shall be responsible and liable for, and shall indemnify, defend and hold Seller and each Seller-Related Party harmless from and against any liability, loss, damage, cost or expense arising in whole or in material part by reason of any actions or omissions undertaken by or on behalf of Buyer or any of its agents, subagents, contractors, subcontractors or other representatives in connection with the Property, including without limitation (i) any act or omission in violation of or otherwise inconsistent with the terms of any Lease or other agreement encumbering or otherwise relating to the Property, and (ii) any damage to property or injury or other harm (including death) to persons.

(h) EXCEPT AS OTHERWISE PROVIDED IN SECTIONS 5 AND 7 OF THIS AGREEMENT, BUYER SHALL PURCHASE THE PROPERTY IN ITS AS IS, WHERE IS CONDITION WITH ALL FAULTS OF ANY KIND OR NATURE WHATSOEVER (WHETHER PATENT OR LATENT), IT BEING UNDERSTOOD THAT, EXCEPT FOR THE WARRANTIES OR REPRESENTATIONS OF SELLER, IF ANY, EXPRESSLY SET FORTH IN THIS AGREEMENT THAT EXPRESSLY SURVIVE THE CLOSING (AND ONLY FOR THE PERIOD OF TIME EXPRESSLY SO SURVIVING), SELLER IN NO WAY REPRESENTS OR WARRANTS, AND SPECIFICALLY DISCLAIMS ANY RESPONSIBILITY OR LIABILITY WITH RESPECT TO, (I) THE CONDITION OR QUALITY OF THE PROPERTY, (II) THE SUITABILITY OF THE PROPERTY FOR BUYER’S INTENDED USE, (III) THE PRESENCE OR LACK OF ADVERSE CONDITIONS THAT MAY AFFECT THE PROPERTY, INCLUDING WITHOUT LIMITATION ADVERSE ENVIRONMENTAL CONDITIONS (WHETHER KNOWN OR UNKNOWN) THAT MAY AFFECT THE PROPERTY, (IV) ENVIRONMENTAL LIABILITY AFFECTING THE PROPERTY OR (V) HAZARDOUS SUBSTANCES, HAZARDOUS WASTE OR OTHER POLLUTANTS ON, IN, AROUND OR UNDER THE PROPERTY. WITHOUT LIMITING THE GENERALITY OF THE PRECEDING SENTENCE, SELLER SHALL IN NO WAY BE LIABLE FOR, AND BUYER FOREVER RELEASES SELLER FROM, ANY AND ALL

LIABILITY OR CLAIM IN CONNECTION WITH THE CONDITION OF THE PROPERTY, INCLUDING THE PRESENCE OF HAZARDOUS SUBSTANCES, HAZARDOUS WASTES OR OTHER POLLUTANTS AT, ON, IN OR UNDER THE PROPERTY AS WELL AS ANY OTHER LIABILITY RELATING TO ENVIRONMENTAL MATTERS AFFECTING OR OTHERWISE RELATING TO THE PROPERTY, REGARDLESS OF WHETHER SUCH LIABILITY OR CLAIM ARISES PURSUANT TO STATUTE, TORT ACTION, NUISANCE, NEGLIGENCE, OTHER COMMON LAW THEORIES OR OTHERWISE. NO REPRESENTATION, WARRANTY, UNDERTAKING, AGREEMENT OR PROMISE, WHETHER EXPRESS OR IMPLIED OR OTHERWISE, HAS BEEN MADE BY SELLER TO BUYER WITH RESPECT TO THE PROPERTY OR ANY PORTION THEREOF, INCLUDING BUT NOT LIMITED TO, THE SIZE, USE OR TYPE OF LAND OR IMPROVEMENTS, ANY FINANCIAL INFORMATION PERTAINING TO THE OWNERSHIP OR OPERATION OF THE PROPERTY OR ANY OTHER MATTER. BUYER, AS OF THE CLOSING DATE, SHALL EXPRESSLY ASSUME ALL LIABILITIES AND OBLIGATIONS OF ANY KIND OR NATURE WITH RESPECT TO THE PROPERTY, INCLUDING WITHOUT LIMITATION ALL LIABILITIES AND OBLIGATIONS IN CONNECTION WITH ENVIRONMENTAL MATTERS (SUCH AS, WITHOUT LIMITATION, LIABILITY FOR REMOVAL COSTS, REMEDIATION COSTS, COSTS OF CLOSURE AND COSTS OF MONITORING) AFFECTING OR OTHERWISE RELATING TO THE PROPERTY, REGARDLESS OF WHEN THE LIABILITY OR OBLIGATION AROSE.

(i) Buyer shall have the right, with or without cause and in its sole discretion, to terminate this Agreement by notice delivered to Seller on or before forty-five (45) days after the date of this Agreement (the “Due Diligence Period”). If Buyer shall not have made such election by the delivery of such notice to Seller within such time period, time being of the essence, Buyer will be conclusively deemed to have waived Buyer’s right to terminate this Agreement pursuant to this Section and to have accepted the Property in its then “as is” condition and status, including any matter relating to title (other than liens to be removed from the Property at the Closing as provided in this Agreement) and physical condition and legal status (including any matter pertaining to the presence of any hazardous substances or compliance with any zoning or environmental laws, regulations or ordinances).

(j) If Buyer shall elect to terminate this Agreement in strict accordance with this Section, then, so long as Buyer shall be in compliance in all material respects with all of its obligations under this Agreement, Buyer shall have the right to the return of the Deposit and this Agreement shall terminate without liability of Seller or Buyer, except for any liability of Buyer under this Section and any other liability of Seller or Buyer expressly stated in this Agreement to survive termination of this Agreement. Should Buyer elect to terminate within the Due Diligence Period in the manner required by this Agreement, Title Company, promptly upon confirmation by Seller of such election in such manner, shall immediately deliver the Deposit to Buyer without any further consent of Seller. Upon such termination, Seller shall provide such confirmation promptly upon request.

(k) Buyer shall, and shall cause all of its agents, subagents, contractors, subcontractors or other representatives to, keep all reports, assessments, recommendations and other documents and information that may be obtained by or on behalf of Buyer, including any of the same that may be obtained from Seller (collectively, the “Confidential Information”) strictly confidential, except that Buyer may disclose such information (i) to the extent required by applicable law, and (ii) to any appraiser, consultant or prospective lender of Buyer to the extent such Confidential Information is reasonably related to the role of such third party and so long as such party expressly agrees in writing for the benefit of Seller to be bound by the same confidentiality requirements. If the Closing shall not occur for any reason, then Buyer shall promptly cause all copies of all Confidential Information, whether in electronic form or otherwise, to be delivered to Seller, and neither Buyer nor any other party shall not retain and Confidential Information or means of access thereto.

(1) The provisions of this Section shall survive the termination of this Agreement, the Closing (as hereinafter defined), and the delivery of the Deed (as hereinafter defined), and shall not merge therein or be extinguished thereby.

5. Representations and Warranties of Seller.

(a) Seller hereby represents and warrants to Buyer as follows:

(i) This Agreement has been properly authorized, executed and delivered by Seller and this Agreement is, and each document to be delivered at the Closing pursuant to this Agreement will be, a valid, legal and binding obligation of Seller, enforceable in accordance with their respective terms;

(ii) The execution and delivery of this Agreement and the consummation of the transactions contemplated in this Agreement shall not constitute a material violation, breach or default by Seller of any term or provision of any other agreement, document or instrument to which Seller is a party or to which Seller or any portion of the Property may be subject;

(iii) There are no pending or, to Seller’s knowledge without investigation, overtly threatened claims, actions, investigations or proceedings by any party against Seller or relating to the Property that would be binding on the Property or Buyer (Other than matters, if any, that would not involve Buyer or the Property from and after the Closing);

(iv) Seller is not a foreign person the Internal Revenue Code of 1986, as amended, and Seller shall execute and deliver to Buyer at the Closing a Certificate of Non-Foreign Status, in a form to be reasonably designated his Buyer (the “FIRPTA Certificate”);

(v) Neither Seller nor any of its shareholders, nor any shareholders, partners, members, trustees, beneficiaries, directors, officers, managers, agents and other representatives of any of the foregoing (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (September 25, 2001) (the “Order”), (ii) is listed on any other list of terrorists or terrorist organizations maintained pursuant to the Order, the rules and regulations of OFAC or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”), (iii) is engaged in activities prohibited in the Order; or (iv) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering;

(vi) To Seller’s knowledge without investigation, there are no leases or other occupancy agreements regarding the Property (including, but not limited to, ground leases) which will be in force on the Closing Date and under which Seller is the landlord (whether by entering into the leases or acquiring the Property subject to the leases) other than the Leases. As used herein, “Leases” means, collectively, (A) the leases and occupancy agreements listed in Exhibit D (the “Lease Exhibit”), and (B) the leases and occupancy agreements entered into in accordance with this Agreement. None of the Leases has been amended except as set forth in the Lease Exhibit and except for amendments to Parking Leases (as defined in the Lease Exhibit) consistent with Parking Leases customarily made ordinary course of the operation of the Property. There are no security deposits under the Leases except as set forth in the Lease Exhibit. To Seller’s knowledge without investigation, (X) all of the Leases are in full force and effect, (Y) neither Seller nor any tenant is in monetary default or material non-monetary default under any of the Leases other than the Parking Leases (and no event or condition exists that, with the passage of time or the giving of notice, or both, would constitute a monetary default or material non-monetary default, by either Seller or any tenant, under any of such Leases), and (Z) there are no monetary defaults or material non-monetary defaults under the Parking Leases (and no event or condition exists that, with the passage of time or the giving of notice, or both, would constitute a monetary default or material non-monetary default, by either Seller or any tenant, under the Parking Leases) in the aggregate, that are materially greater than those typically occurring in the ordinary course of the operation of the Property. The rent roll attached hereto as Exhibit E (the “Rent Roll”) is true, correct and complete in all material respects as of the date of this Agreement;

(vii) There are no service contracts (other than any such contract that may constitute a Permitted Encumbrance) affecting the Property that, by their terms, will survive Closing and be binding on Buyer absent an assumption thereof by Buyer;

(viii) To Seller’s knowledge without investigation, there are no violations of applicable zoning, building or safety codes existing at the Property;

(ix) All of the Tangible Personal Property is owned by Seller free and clear of any liens or encumbrances and all other exceptions and encumbrances which are required by this Agreement to be removed at or prior to the Closing shall be removed, provided that the Tangible Personal Property is subject to security interests in favor of Seller’s mortgage, which security interests will be released in accordance with customary lien release arrangements in connection with the Closing.

(x) To Seller’s knowledge without investigation, neither Seller nor any of its representatives or agents has received any summons, citation, directive, order, claim, investigation, communication or other action from the United States Environmental Protection Agency or any other governmental authority seeking any information or alleging any violation of such Hazardous Substance Laws. For purposes of this Agreement, the terms: “Hazardous Material” means the collective meanings given to the terms “hazardous material”, “hazardous substances” and “hazardous wastes” in the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended, Resource Conservation and Recovery Act 42 U.S.C. Section 6901 et seq., as amended, Federal Water Pollution Control Act 33 U.S.C. Section 1251 et seq., Oil Pollution and Control Act of 1990, and also shall include any meanings given to such terms in any similar federal, state or local statutes, ordinances, regulation or by-laws. Without limiting the generality of the foregoing, the term “Hazardous Material” shall include oil and any other substance known to be hazardous, such as hazardous waste, lead-based paint, asbestos, methane gas, radon gas, urea formaldehyde insulation, oil, underground storage tanks, polychlorinated biphenyls (“PCBs”), toxic substances or other pollutants; and “Hazardous Substance Laws” means any local, state or federal law or regulation relating to the use or disposition of Hazardous Material, including, without limitation, the Clean Air Act, the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act, the Toxic Substance Control Act, the Safe Drinking Water Control Act, the Federal Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, and the Occupational Safety and Health Act, as the same may be amended from time to time;

(xi) To Seller’s knowledge without investigation, except for this Agreement, the Leases, Permitted Encumbrances and service contracts, there are no outstanding agreements, options, rights of first refusal, rights of first offer, conditional sales agreements or other agreements or arrangements, whether oral or written, regarding the purchase and sale of the Property, the lease or occupancy of any part of the Property, or which otherwise affect any portion of or all the Property;

(xii) Seller has not received any notice from any insurance company insuring the Property to correct any deficiencies in the physical condition of the Property that have not heretofore been corrected;

(xiii) Seller does not have and has not had any employees during any period for which Buyer may be legally responsible as a successor in title to the Property; and

(xiv) Seller does not own any real estate adjacent to the Property (other than interests in easements, covenants and the like, if any, that may benefit the Property or may constitute Permitted Encumbrances).

(b) Any claim by Buyer against Seller for breach of any representation or warranty (other than those related to Seller’s power, authority or due execution and delivery of documents at or in connection with the Closing) shall be raised by the filing of appropriate legal proceedings against Seller on or before the first (1st) anniversary of the Closing, and any such claims not so raised within such period, whether or not then known, liquidated, accrued or matured, shall be deemed to have been waived. In no event shall Buyer be entitled to rescission of the Closing of the sale and transfer of the Property as contemplated by this Agreement by reason of a breach of any representation or warranty, except to the extent required by applicable law despite any agreement to the contrary.

(c) The foregoing representations and warranties shall be deemed to have been restated as of the Closing Date (with any changes thereto based on changed facts or circumstances) and, subject to the limitations set forth in subsection (b) of this Section, shall survive the Closing.

6. Representations and Warranties of Buyer.

(a) Buyer hereby represents and warrants to Seller as follows:

(i) This Agreement has been properly authorized, executed and delivered by Buyer and this Agreement is, and each document to be delivered at the Closing pursuant to this Agreement will be, a valid, legal and binding obligation of Buyer, enforceable in accordance with their respective terms;

(ii) The execution and delivery of this Agreement and the consummation of the transactions contemplated in this Agreement shall not constitute a violation, breach or default by Buyer of any term or provision of any other agreement, document or instrument to which Buyer is a party or to which Buyer may be subject;

(iii) There are no pending or, to Buyer’s knowledge without investigation, threatened claims, actions or proceedings by any party that, if adversely determined, would affect any of the transactions contemplated by this Agreement; and

(iv) Neither Buyer nor any of its members, nor any shareholders, partners, members, trustees, beneficiaries, directors, officers, managers, agents and other representatives of any of the foregoing (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (September 25, 2001) (the “Order”), (ii) is listed on any other list of terrorists or terrorist organizations maintained pursuant to the Order, the rules and regulations of OFAC or any other applicable requirements contained in any enabling legislation or other Executive

Orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”), (iii) is engaged in activities prohibited in the Order; or (iv) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

(b) Any claim by Seller against Buyer for breach of any representation or warranty (other than those related to Buyer’s power, authority or due execution and delivery of documents at or in connection with the Closing) shall be raised by the filing of appropriate legal proceedings against Buyer on or before the first (1st) anniversary of the Closing, and any such claims not so raised within such period, whether or not then known, liquidated, accrued or matured, shall be deemed to have been waived. In no event shall Seller be entitled to rescission of the Closing of the sale and transfer of the Property as contemplated by this Agreement by reason of a breach of any representation or warranty, except to the extent required by applicable law despite any agreement to the contrary.

(c) The foregoing representations and warranties shall be deemed to have been restated (with any changes thereto based on changed facts or circumstances) as of the Closing Date and, subject to the limitations set forth in subsection (b) of this Section, shall survive the Closing.

7. Additional Covenants of Seller.

(a) Seller shall not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, (i) transfer or agree to transfer the Property or any interest therein or portion thereof, or create or suffer to exist any liens, encumbrances or other matters affecting title against the Property (other than Permitted Exceptions and monetary liens that will be paid in full at the Closing from the net proceeds to be otherwise received by Seller from the sale of the Property pursuant to this Agreement), (ii) make any material alterations of the Real Property or the Tangible Personal Property other than as required by applicable legal or insurance requirements or otherwise necessary or appropriate in the ordinary course of the operation of the Property, or (iii) do anything to change the zoning, subdivision, tax assessment or other legal status of the Real Property or that would constitute a violation of any permit or license applicable to the Real Property or the Tangible Personal Property.

(b) Subject to interruptions caused by casualty or other causes not intentionally caused by Seller, Seller shall maintain and operate the Real Property and Tangible Personal Property in substantially the same condition and manner as the same is now maintained and operated, subject to damage by casualty, reasonable wear and tear, and alterations required by applicable legal or insurance requirements or otherwise in the ordinary course of the operation of the Property.

(c) From and after the date of this Agreement and through and including the Closing Date, the Seller shall, at Seller’s sole cost and expense:

(i) Promptly deliver notice to Buyer of all material correspondence, actions, suits, claims and other proceedings affecting the Property, or the use, possession or occupancy thereof or of any Damage or Taking or of any violations of any laws applicable to Hazardous Material as and when received in writing;

(ii) Promptly deliver copies of written notices to Buyer of releases of Hazardous Material or any actual or threatened (in writing) condemnation of the Property or any portion thereof given by or on behalf of any federal, state or local agency;

(iii) Subject to casualty, condemnation or other matters not caused by Seller or otherwise beyond Seller’s reasonable control, maintain all Permits in full force and effect consistent with the ordinary course of the operation of the Property and promptly deliver notice to Buyer of any intention of Seller to seek any new Permit as well as copies of any written notices of violations; and

(iv) Maintain commercially reasonable insurance policies on the Property.

(d) From and after the date of this Agreement and through and including the

Closing Date, Seller shall not:

(i) Enter into any new or modify, amend, renew, extend, terminate or otherwise alter any service or other contracts of Seller, if any, affecting the Property (other than Permitted Encumbrances) which will remain in effect after the Closing; without, in each instance, the prior written consent of Buyer;

(ii) Remove from the Property any article of Tangible Personal Property except as may be necessary or appropriate for repairs, or the discarding of items not appropriate for the operation, maintenance or repair of the Property in the ordinary course of the Operation of the Property, provided, however, that (A) any article of Tangible Personal Property removed for repairs and not discarded shall be returned to such Property promptly upon its repair and shall remain a part of the Tangible Personal Property whether or not such article shall be located on the Property at the time of the Closing Date, and (B) in the event of any such removal or discarding of any Tangible Personal Property, the Purchase Price shall not be abated or otherwise reduced as a result thereof;

(iii) Undertake or commence any material renovations or alterations at the Property, except those that may be required by applicable legal or insurance requirements or may otherwise be necessary or appropriate in the ordinary course of the operation of the Property, without the prior written consent of Buyer in each instance; or

(iv) Permit a mechanic’s lien or similar lien to be placed against the Property unless the same shall be released (by bond or otherwise) at or before the Closing, provided that Seller shall be deemed to be in compliance with the foregoing if Buyer’s title insurance policy shall not be subject to any exception for any such lien by reason of any collateral or other assurances that may be provided by Seller.

(e) Buyer shall be notified by Seller promptly if any of the following shall hereafter occur: fire or other casualty causing damage to the Property, or any portion thereof; receipt of written notice of eminent domain proceedings or condemnation of or affecting the Property, or any portion thereof; receipt of written notice from any governmental authority or insurance underwriter relating to the condition, use or occupancy of the Property, or any portion thereof, setting forth any requirements with respect thereto; receipt of any written notice of default from the holder of any lien or security interest in or encumbering the Property, or any portion thereof; notice of any actual or threatened litigation against Seller or affecting or relating to the Property, or any portion thereof, but only if the conclusion of such litigation could be binding on Buyer or the Property from and after the Closing.

8. Closing and Closing Date.

The consummation of the sale by Seller and purchase by Buyer of the Property (the “Closing”) shall be held at the offices of Seller or the Title Company on a date (the “Closing Date”) which shall be a date not later than forty-five (45) days after the expiration of the Due Diligence Period. The Closing shall take place by escrow deliveries to the Title Company pursuant to reasonably acceptable escrow instructions.

9. Obligations at or Before the Closing.

(a) Seller shall do or deliver the following:

(i) Promptly after request by Title Company, (A) deliver copies of all documents as may be required by Buyer or Title Company to confirm the due authorization of Seller to perform its obligations under this Agreement, and (B) execute and deliver a standard factual affidavit to the extent that the same shall not contain representations, warranties or other statements of Seller broader in scope that the covenants and warranties of Seller contained in this Agreement or to be contained in the Deed as herein provided; and

(ii) At the Closing, execute and deliver to Buyer (A) Seller’s special warranty deed (the “Deed”) for the Real Property, in recordable form, (B) an assignment of Seller’s rights under the Leases, (C) a bill of sale for the Tangible Personal Property, (D) an assignment of the Intangible Property, (E) the FIRPTA Certificate, and (F) a standard affidavit to the Title Company and such additional customary documents as shall be generally and customarily required by the Title Company to issue title policies (it being understood, however, that none of the foregoing shall impose any obligation, liability or expense (contingent or otherwise) upon Seller in addition to that provided for pursuant to the other terms of this Agreement); and

(iii) At the Closing, to the extent not theretofore delivered, deliver to Buyer (A) all keys and other means of access in Seller’s possession, including passcodes, relating to any portion of the Property, (B) all manuals, instructions, maintenance or repair records and other documentation relating to any or all of the Property, and (C) all guarantees and warranties, if any, pertaining to the Property and enforceable by Buyer, and an appropriate settlement statement in customary form and reflecting the transactions contemplated by this Agreement.

(b) At the Closing, Buyer shall execute and deliver (i) a joinder to Seller’s assignment of the Leases pursuant to which Buyer shall unconditionally assume all liabilities and obligations thereunder arising or accruing from and after the Closing Date, (ii) any joinders to the Deed that may be required under applicable law or that may otherwise be customary, and (iii) an appropriate settlement statement in customary form and reflecting the transactions contemplated by this Agreement.

(c) Buyer’s Conditions to Closing. Buyer’s obligation to close the transactions contemplated by this Agreement is conditioned on all of the following, any or all of which may be waived by Buyer in writing, at its sole option:

(i) All representations and warranties made by Seller in this Agreement (other than those related to the information on the Lease Exhibit and the Rent Roll as a result of new Parking Leases and any extensions, renewals and amendments of existing Parking Lease in the ordinary course of the operation of the Property) shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date;

(ii) Seller shall have performed in all material respects all of its covenants and other obligations hereunder required to be performed at or prior to the Closing;

(iii) No changes to the title to the Property (other than Permitted Encumbrances) shall have occurred from the expiration of the Due Diligence Period.

10. Prorations and Closing Expenses.

Prorations shall be made as of 11:59 p.m. the day prior to the Closing Date.

(a) Buyer and Seller shall each pay one-half (1/2) of all real estate conveyance or transfer tax due and payable in connection with transfer of the Property by Seller contemplated by this Agreement.

(b) Buyer shall pay the cost of recording the Deed.

(c) Buyer shall pay the Title Company for any and all abstract charges, premiums and other costs and charges related to any title insurance that Buyer may seek to obtain.

(d) At the Closing, Seller shall pay Buyer all rent and other sums theretofore received by or on behalf of Seller under the Leases, to the extent that the same relate to any period from and after the Closing Date, all such rent and other sums to be applied in the order in which the obligations to pay the same shall have accrued. If, as of the Closing Date, Seller shall not have received the full amount of any rent or other sums payable pursuant to any of the Leases attributable to periods prior to the Closing Date, then any payments that may be received after the Closing by Seller or Buyer from or on behalf of the obligor thereof shall be applied in the order in which the obligations to pay the same shall have accrued and shall be paid to Seller or Buyer, as applicable.

(e) Real estate taxes shall be prorated on a per diem basis as of the Closing Date, Seller to pay all such taxes accruing through the day prior to Closing and Buyer to pay all such taxes thereafter.

(f) Seller shall be responsible for any municipal claim or lien that has been filed against the Real Property prior to the date of this Agreement, and Buyer shall be responsible for any municipal claim or lien that may thereafter be filed against the Real Property.

(g) Each operating expense (including any fee or charge under a service contract or the like) that may be paid by Seller and that shall be reasonably allocated in whole or in part to a period from and after the Closing shall be prorated per diem based upon the number of days in the period to which such operating expense shall apply that shall be prior to the Closing Date (which shall be allocated to Seller) and the number of days in such period on and after the Closing Date (which shall be allocated to Buyer), and assuming that all charges are incurred uniformly during such period. If actual bills for any such period shall be unavailable as of the Closing Date, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment upon receipt of actual bills. If Buyer shall assume any service or other contracts relating to the Closing, then Buyer shall indemnify, defend, and hold Seller harmless from and against any and all liability, damage, loss, cost and expense relating to any rights or obligations accruing from and after the Closing Date and any claims relating to any of the foregoing.

(h) Seller shall be responsible for all utility service with respect to the Real Property prior to the Closing Date, and Buyer shall be responsible for all utility service from and after the Closing Date. Seller and Buyer shall cooperate with each other in order that that all accounts related to such service shall be in the name of Buyer from and after the Closing Date.

(i) The terms of this Section shall survive the Closing.

11. Possession.

Seller shall grant Buyer the exclusive right of possession of the Real Property and Tangible Personal Property at the Closing, subject to the Permitted Exceptions.

12. Assignment.

Buyer shall have the right to transfer or assign this Agreement to a related party without the consent of Seller by giving a three (3) day notice of such assignment.

13. Defaults.

(a) If Seller shall default in performance of its obligations under this Agreement beyond any applicable grace, notice or cure periods, then Buyer shall be entitled to (1) terminate this Agreement and require that Seller cause the return of the Deposit subject to any rights of Seller thereto as a result of any failure of Buyer to comply with the terms of this Agreement, in which event, except for those provisions expressly stated to survive the termination of this Agreement, the parties shall have no further rights or obligations hereunder, or (2) the right to specific performance of Seller’s obligations hereunder, with no right to damages.

(b) If, prior to the Closing, Buyer shall fail to purchase the Property when and as required by this Agreement or shall otherwise fail to comply with any of the terms of this Agreement, then Seller shall, as its exclusive remedy (except in the case of a failure to comply with any of the provisions of Section 4 (Due Diligence Period) of this Agreement or any obligation of Buyer to indemnify, defend or hold any harmless), be immediately entitled to receive the Deposit, as liquidated damages for such default, the parties agreeing that the amount of the Deposit constitutes a reasonable estimation of Seller’s damages on account of such default. Except in the case of a failure to comply with any of the provisions of Section 4 (Due Diligence Period) of this Agreement, any obligation of Buyer to indemnify, defend or hold any harmless Seller or any Seller-Related Party, and any obligation or liability surviving or arising from and after the Closing, Seller’s sole recourse for payment based on a breach of this Agreement shall be to the Deposit and not to any other assets or estate of Buyer. Seller shall not seek or obtain any money or other judgment based on a breach of this Agreement against any disclosed or undisclosed partner, principal, parent company, officer, director, shareholder or employee of Buyer or against the assets or estate of Buyer or any of the assets or estate of any of the foregoing persons. Nothing herein shall constitute a waiver or release of liability of any person or entity for tortious acts or omissions or other claims not based on a theory of breach of contract with respect to this Agreement. If, prior to the Closing, Buyer shall fail to comply with any of the other terms of this Agreement, then, irrespective of any termination of this Agreement, the Deposit which shall continue to be held in escrow as provided in this Agreement (or, as applicable, a separate escrow agreement to which Seller and Buyer shall be parties) as security for the payment of any damages and other sums that may be payable to Seller as a result of such non-compliance and shall be applied toward the payment of such damages and other sums when due.

(c) Formal tender of the Deed and other instruments of assignment or transfer with respect to the property is hereby waived as a condition to the assertion of any default or the pursuit of any remedy.

14. Brokers.

Each party represents and warrants that such party has not incurred any liability to any broker in connection with the transaction contemplated by this Agreement, provided that Seller acknowledges that Seller shall responsible for a commission payable to JNL Parking, Inc. to the extent set forth in a written agreement between Seller and such party, including, to the extent therein provided, the payment of a commission (equal to four percent (4%) of the Purchase Price to JNL Parking. Seller and Purchaser shall indemnify and defend each other against any costs, claims and expenses, including reasonable attorney’s fees, arising out of their breach of their respective parts of any representation or agreement contained herein. The provisions of this section shall survive Closing or, if Closing does not occur, the termination of this Agreement.

15. Risk of Loss; Condemnation.

(a) If, prior to the Closing, the Real Property shall be damaged by casualty involving a restoration cost exceeding Two Hundred Thousand Dollars ($200,000), Buyer shall have the option (i) to terminate this Agreement, by notice to Seller given within ten (10) days after Buyer’s knowledge of such casualty, in which event, so long as Buyer shall be in compliance in all material respects with all of its obligations under this Agreement, Buyer shall have the right to the return of the Deposit, or (ii) to acquire the Property pursuant to the terms of this Agreement without any abatement or reduction of the Purchase Price and without any obligation of Seller (other than as set forth in this subsection) arising by reason of such casualty. If the cost of restoration as a result of casualty shall be less that such amount, or if Buyer shall have elected the option set forth in clause (ii) above, Buyer shall be obligated to purchase the Property in accordance with the terms of this Agreement without a reduction of the Purchase Price, and Seller shall transfer and assign to Buyer all insurance proceeds and rights to receive the same on account of such casualty except to the extent that the same shall be for the loss of rent or revenue or business interruption for periods prior to the Closing.

(b) If, prior to the Closing, the Real Property or any portion thereof shall be taken by eminent domain or shall be transferred in lieu thereof, then this Agreement shall be terminated, at the election of Buyer, without liability of either party as a result of such termination, in which event, so long as Buyer shall be in compliance in all material respects with all of its obligations under this Agreement, Buyer shall have the right to the return of the Deposit. If Buyer shall not so terminate this Agreement, then the Closing shall proceed as to the balance of the Property without abatement or other reduction in the Purchase Price, and Buyer shall have the right to receive any award to which Seller may otherwise be entitled based on the value of the Property so taken.

16. Section 1031 Exchange.

(a) Seller may structure the disposition of the Property as a like-kind exchange under Internal Revenue Code Section 1031 at Seller’s sole cost and expense. Buyer shall reasonably cooperate therein, provided that Buyer shall incur no costs, expenses or liabilities in connection with Seller’s exchange. Seller shall indemnify, defend and hold Buyer harmless therefrom and Buyer shall not be required to take title to or contract for purchase of any other property. If Seller shall use a qualified intermediary to effectuate the exchange, any assignment of the rights or obligations of Seller hereunder shall not relieve, release or absolve Seller of its obligations to Buyer hereunder. The provisions of this Section shall survive the Closing and the delivery of the Deed.

(b) Buyer may structure the disposition of the Property as a like-kind exchange under Internal Revenue Code Section 1031 at Buyer’s sole cost and expense. Seller shall reasonably cooperate therein, provided that Seller shall incur no costs, expenses or liabilities in connection with Buyer’s exchange. Buyer shall indemnify, defend and hold Seller harmless therefrom and Seller shall not be required to take title to or contract for purchase of any other property. If Buyer shall use a qualified intermediary to effectuate the exchange, any assignment of the rights or obligations of Buyer hereunder shall not relieve, release or absolve Buyer of its obligations to Seller hereunder. The provisions of this Section shall survive the Closing and the delivery of the Deed.

17. Notices.

Any notices or other communications which may be permitted or required under this Agreement shall be in writing and shall for all purposes of this Agreement be delivered by national overnight courier service, or personal receipted delivery and shall be addressed to Seller at the address for Seller set forth in this Agreement, and, in the case of a notice to Seller, with a copy to:

Joseph J. Barnes

Barnes Dulac Watkins

603 Stanwix Street, Suite 1750

Pittsburgh, Pennsylvania 15222

and, in the case of a notice to Buyer, with a copy to:

Craig D. Burr

8880 W. Sunset Road, Suite 210

Las Vegas, NV 89148

or, in either such case, at such other addresses as the party hereto entitled to notice shall from time to time otherwise designate to the other party by notice in writing as provided in this Section.

18. Time of the Essence.

Time is of the essence of this Agreement, and any unexcused failure to comply with any provision of this Agreement within the time allowed for such performance pursuant to the terms of this Agreement shall constitute a default under this Agreement.

19. No Waivers, Entire Agreement.

No failure of either party to exercise any power given under this Agreement or to insist upon strict compliance with any obligations specified in this Agreement, and no custom or practice at variance with the terms of this Agreement shall constitute a waiver of any party’s right to demand said compliance with the terms of this Agreement. No waiver of any provision of this Agreement by any party hereto shall be deemed a waiver by any other party nor shall any such waiver by any party be deemed a continuing waiver of any matter by such party. No amendment, modification, settlement, discharge or waiver of any of the terms or obligations of this Agreement shall require the consent of any person or entity not a party to this Agreement. This Agreement supersedes all prior agreements among the parties with respect to the subject matter hereof and contains the entire agreement among the parties with respect to such subject matter.

20. Modifications; Successors and Assigns; Survival.

This Agreement cannot be changed, amended, modified or terminated orally or in any manner other than by a written agreement executed by both parties. This Agreement and each of its provisions shall inure to the benefit of and be binding upon the Seller and Buyer and their respective permitted successors and assigns. The covenants, warranties and representations contained in this Agreement shall survive the Closing.

21. Controlling Law.

This Agreement and all rights and obligations of the parties under this Agreement shall be construed under and according to the laws of the jurisdiction in which the Property is located.

22. Merger.

Except as may otherwise be expressly set forth in this Agreement, all covenants, conditions, representations and warranties contained in this Agreement shall merge with the acceptance of the Deed and other documents for the transfer or assignment of the Property.

23. Multiple Parties.

If either Buyer or Seller shall consist of more than one party, then all references in this Agreement to Buyer or Seller, as applicable, shall apply to each party comprising Buyer or Seller, and the obligations of Buyer or Seller, as applicable, under this Agreement shall be the joint and several obligations of such parties.

24. Recordation.

Neither Seller nor Buyer shall record, or cause to be recorded, this Agreement or any memorandum hereof or any other reference to this Agreement whatsoever.

25. No Presumption.

The parties acknowledge that this Agreement has been freely negotiated by commercially experienced parties and that any presumption against the preparer of this Agreement in connection with the interpretation of construction of this Agreement is inapplicable and is hereby waived by the parties. Wherever in this Agreement, a representation or other term is based on the knowledge of Seller, such knowledge shall be limited to that of Steven C. Thomas without any duty to investigate or make inquiries of any other person or entity.

26. Multiple Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

27. Headings.

The headings inserted at the beginning of each Section in this Agreement are for convenience only, and do not add to or subtract from the meaning of the contents of this Agreement.

28. Attorneys’ Fees.

If a dispute of any nature between Seller and Buyer with respect to the interpretation or enforcement of this Agreement results in litigation, the prevailing party shall be entitled to recover reasonable costs and expenses including reasonable attorneys’ fees and expenses, whether at the investigative, pretrial, trial or appellate level. The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments or position prevailed. The provisions of this Section shall survive the Closing or termination of this Agreement.

[SIGNATURES ON FOLLOWING PAGE(S)]

IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first above written.

SELLER:

FAIRFIELD AVENUE PARKING CORPORATION

By:

Title:	PRESIDENT

BUYER:

MVP BRIDGEPORT FAIRFIELD GARAGE, LLC

By:

Title:	Manager

20

IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first above written.

SELLER:

FAIRFIELD AVENUE PARKING CORPORATION

By:
Title:

BUYER:

MVP BRIDGEPORT FAIRFIELD GARAGE, LLC

By:

Title:	Michael V. Shustek, Manager

EXHIBIT A

Description of Land Portion of Property

SCHEDULE A

All that certain piece or parcel of land, together with the buildings and improvement thereon, situated in the City of Bridgeport, County of Fairfield and State of Connecticut as shown on a certain map entitled “Map of Parking Garage at 314-322 Fairfield Avenue, Bridgeport, Connecticut, Prepared for Fairfield Avenue Parking Corporation”, Date 1-16-90, Revised 6/21/90 Update Add Northerly & Easterly Walls, Revised 9/30/94 Update Survey, Scale 1”=20’, certified substantially correct by John D. Conklin, L.S., and filed December 30, 1994 in Copies of Maps Volume 52 at Page 64 in the Bridgeport Town Clerk’s Office.

PLUS:

All that certain piece or parcel of land, together with the buildings and improvements thereon, situated in the City of Bridgeport, County of Fairfield and State of Connecticut containing 0.65 square feet and shown as the parcel labeled “0.65 S.F. to be Transferred from #274 Fairfield Avenue to #314 Fairfield Avenue”, as shown on a certain survey entitled “Map of Proposed Lot Line Revision of Properties in Bridgeport, CT, Prepared for: Kuchma Corporation Scale: 1’=20’ 27 June 2005” prepared by Fuller Engineering & Loan Surveying LLC, 525 John Street, Bridgeport, CT, which survey will be recorded on the Bridgeport Land Records, and further described as follows:

Beginning at a point on the southeasterly street line of Elm Street and 212.19 feet northeasterly of the northeasterly street line of Lafayette Square (formerly known as Harrison Street), as measured along said southeasterly street of Elm Street.

Thence running N 65’ 36’ 32” E, a distance of 0.48 feet along the southeasterly street line of Elm Street.

Thence running S 24’ 22’ 47” E, a distance of 2.54 feet along the remaining portion of the property at 274 Fairfield Avenue.

Thence running N 35’ 08’ 39” W, a distance of 2.59 feet along the property at 274 Fairfield Avenue to the point or place of beginning. Containing, in all, 0.65 square feet.

DIMINISHED BY:

All that certain piece or parcel of land, together with the buildings and improvements thereon, situated in the City of Bridgeport, County of Fairfield and State of Connecticut containing 2,699 square feet and shown as that parcel labeled “2,699 S.F. to be Transferred from #314 Fairfield Avenue to #274 Fairfield Avenue”, as shown on a certain survey entitled ‘Map of Proposed Lot Line Revision of Properties in Bridgeport, CT, Prepared for: Kuchma Corporation Scale: 1”=20’ 27 June 2005” prepared by Fuller Engineering & Land Surveying LLC, 525 John Street, Bridgeport, CT., which survey will be recorded on the Bridgeport Lane Records, and further described as follows:

Beginning at a point on the southwesterly street line of Fairfield Avenue and 213.17 feet northeasterly of the northeasterly street line of Lafayette Square (formerly known as Harrison Street), as measured along said northwesterly street line of Fairfield Avenue.

Thence running N 24’ 22’ 47’ W, a distance of 171.89 feet along the remaining portion of the property at 314 Fairfield Avenue.

Thence running S 35’ 08’ 39” E, a distance of 168.59 feet along the property at 274 Fairfield Avenue.

Thence running S 54’ 21’ 48” W, a distance of 32.10 feet along the northwesterly street lien of Fairfield Avenue to the point or place of beginning.

Containing, in all, 2,699 square feet.

EXHIBIT B

Tangible Personal Property

1.	[Need]

Fairfield Avenue Parking

Tangible Personal Property report

3 monitors

2 computers

1 printer

refrigerator

microwave

3 tables

2 chairs

leaf blower

shop vac

ladder

back pack vacuum

Utility cart / golf cart

CTR revenue access system

janitorial equipment & supplies

access cards

validation machine

EXHIBIT C

Seller’s Due Diligence Documents

1.	Current Leases (including Parking Leases);

2.	Current written utility, service, equipment and maintenance contracts;

3.	Current governmental licenses, permits and certificates of occupancy;

4.	Unrecorded agreements that, after the Closing, would be binding on the Property or Buyer as a successor in title;

5.	Real estate tax bills most recently received by Seller;

6.	Any engineering, property inspection, structural condition, maintenance or environmental reports;

7.	The most recent title commitments or title policy and survey;

8.	All material correspondence within the past eighteen (18) months from the City of Bridgeport, County of Fairfield, State of Connecticut, or other governmental authority, adjacent property owner or association;

9.	All orders, decrees, judgments, settlement agreements, injunctions or rulings by any court or agency which would be binding on the Property or Buyer as a successor in title;

10.	Year-end operating statements/reports for the years 2013, 2014 and 2015 as well as year to date 2016;

11.	Any as built plans and specifications in Seller’s possession or control.

12.	A “Loss Run Report” from Seller’s insurance provider for the past five (5) years. (The Loss Run Report shall not be due until 10 days after the date of this Agreement)

EXHIBIT D

LEASES

1.	Those agreements providing for the right to vehicular parking within the Property (each, a “Parking Lease”) that are identified in the Rent Roll;

2.	Parking Leases that may hereafter be created, extended, renewed or otherwise amended on terms not materially at variance from those applicable to Parking Leases heretofore created in connection with the ordinary course of the operation of the Property;

3.	[Other?]

EXHIBIT E

RENT ROLL

[See attached]